As filed with the Securities and Exchange Commission on July 15, 2016

REGISTRATION NO. 333-210508

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COMMERCEHUB, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7372 (Primary Standard Industrial Classification code number)	81-1001640 (I.R.S. Employer Identification No.)

201 Fuller Road, 6th Floor, Albany, New York 12203, (518) 810-0700
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Copy to:
Douglas Wolfson CommerceHub, Inc. 201 Fuller Road, 6th Floor Albany, New York 12203 (518) 810-0700 (Name, address, including zip code, and telephone number, including area code, of agent for service)	Renee Wilm Jonathan Gordon Courtney York Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective and all other conditions to the proposed transaction described herein have been satisfied or waived, as applicable.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐

        Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

        CommerceHub, Inc. (the "Registrant") is filing this Amendment No. 4 to its Registration Statement on Form S-1 (Registration No. 333-210508) (the "Registration Statement") as an exhibit-only filing to file an updated Exhibit 23.1—Consent of KPMG LLP (the "Consent"). The Consent relates to the financial statements of the Registrant included in the prospectus (the "Prospectus") forming a part, and constituting Part I, of Amendment No. 3 to the Registration Statement filed with the Securities and Exchange Commission on July 14, 2016. This Amendment No. 4 does not modify or change any provision of, or add to, the Prospectus or to Items 13, 14, 15 or 17 of Part II of the Registration Statement.

 PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

        Liberty has incurred approximately $4.575 million in transaction-related fees and costs in connection with the Spin-Off. Additional unanticipated costs may be incurred with the operation of CH Parent as a stand-alone company. The following table sets forth the costs and expenses payable by us in connection with the transaction being registered. All amounts are estimates except the registration fee.

Registration fee	$74,603
Printing and engraving expenses	1,000,000
Legal fees and expenses	1,500,000
Accounting fees and expenses	1,000,000
Miscellaneous	1,000,000

TOTAL	$4,574,603

Item 14.    Indemnification of Directors and Officers

        Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

        Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

        Article V, Section E of the CH Parent charter will provide as follows:

        1.    Limitation On Liability.    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of CH Parent will not be liable to CH Parent or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of CH Parent existing at the time of such repeal or modification.

        2.    Indemnification.

          (a)    Right to Indemnification.    CH Parent will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a proceeding) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of CH Parent or is or was serving at the request of CH Parent as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the charter. CH Parent will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of CH Parent.

          (b)    Prepayment of Expenses.    CH Parent will pay the expenses (including attorney's fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

          (c)    Claims.    If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by CH Parent, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney's fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action CH Parent will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

          (d)    Non-Exclusivity of Rights.    The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the charter, the bylaws of CH Parent, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

          (e)    Other Indemnification.    CH Parent's obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

        3.    Amendment or Repeal.    Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules

(a)
Exhibits.    The following documents are filed as exhibits hereto.

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.**
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Spin-Off.**
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Spin-Off.**
4.1	Specimen Certificate for shares of Series A Common Stock, par value $.01 per share, of the Registrant.**
4.2	Specimen Certificate for shares of Series B Common Stock, par value $.01 per share, of the Registrant.**
4.3	Specimen Certificate for shares of Series C Common Stock, par value $.01 per share, of the Registrant.**
4.4
Credit Agreement, dated as of June 28, 2016, among Commerce Technologies, Inc. (to be merged into Commerce Technologies, LLC), Holdings party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, SunTrust Bank and KeyBank National Association, as Co-Syndication Agents.**
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.**
8.1	Form of Opinion of Baker Botts L.L.P. regarding certain tax matters.**
10.1	Form of CommerceHub, Inc. 2016 Omnibus Incentive Plan.**
10.2	Form of CommerceHub, Inc. Transitional Stock Adjustment Plan.**
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.**
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.**
10.5	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.**
10.6	Commerce Technologies, Inc. 1999 Stock Option Plan (As Amended and Restated Effective February 13, 2002).**
10.7	Form of Commerce Technologies, Inc. 1999 Stock Option Plan Nonqualified Stock Option Agreement.**
10.8	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan.**
10.9	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (time vesting).**
10.10	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (performance vesting).**
10.11	Executive Employment Agreement, dated effective as of June 28, 2016, by and between Commerce Technologies, Inc. and Francis Poore.**
10.12	Employment Agreement, dated February 21, 2007, by and between Commerce Technologies, Inc. and Bob Marro.**

Exhibit Number	Exhibit Description
10.13	Amended and Restated Employment Agreement, dated January 8, 2015, by and between Commerce Technologies, Inc. and Eric Best.**
10.14	Release and Separation Agreement by and between Commerce Technologies, Inc. and Bob Marro.**
10.15	Offer Letter, dated May 23, 2016, between Commerce Technologies, Inc. and Mark Greenquist.**
10.16	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan.**
10.17	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement.**
10.18	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement for Francis Poore (Relating to Conversion of Existing SARs).**
10.19	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement for Francis Poore (Relating to Conversion of New SARs).**
10.20	Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right for Francis Poore.**
21.1	List of Subsidiaries.**
23.1	Consent of KPMG LLP.
24.1	Power of Attorney**

**
Previously filed

(b)
Financial Statement Schedules.

(b)(1)    Financial Statements

        Included in Amendment No. 3 to this Registration Statement on Form S-1:

(b)(2)    Financial Statement Schedules

        All schedules have been omitted because they are not applicable, not material or the required information is set forth in the financial statements or notes thereto.

Item 17.    Undertakings

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

        (5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        (6)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Englewood, state of Colorado, on July 15, 2016.

COMMERCEHUB, INC.
By:	/s/ RICHARD N. BAER
	Name:	Richard N. Baer
	Title:	Chief Legal Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

* Gregory B. Maffei		Director, President and Chief Executive Officer (Principal Executive Officer)
* Christopher W. Shean		Chief Financial Officer (Principal Financial and Principal Accounting Officer)
/s/ RICHARD N. BAER Richard N. Baer		Director	July 15, 2016
*By:	/s/ RICHARD N. BAER Richard N. Baer Attorney-in-Fact		July 15, 2016

 EXHIBIT INDEX

Exhibit Number	Exhibit Description
2.1	Form of Reorganization Agreement by and between Liberty Interactive Corporation and the Registrant.**
3.1	Form of Restated Certificate of Incorporation of the Registrant to be in effect at the time of the Spin-Off.**
3.2	Form of Bylaws of the Registrant to be in effect at the time of the Spin-Off.**
4.1	Specimen Certificate for shares of Series A Common Stock, par value $.01 per share, of the Registrant.**
4.2	Specimen Certificate for shares of Series B Common Stock, par value $.01 per share, of the Registrant.**
4.3	Specimen Certificate for shares of Series C Common Stock, par value $.01 per share, of the Registrant.**
4.4
Credit Agreement, dated as of June 28, 2016, among Commerce Technologies, Inc. (to be merged into Commerce Technologies, LLC), Holdings party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, SunTrust Bank and KeyBank National Association, as Co-Syndication Agents.**
5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.**
8.1	Form of Opinion of Baker Botts L.L.P. regarding certain tax matters.**
10.1	Form of CommerceHub, Inc. 2016 Omnibus Incentive Plan.**
10.2	Form of CommerceHub, Inc. Transitional Stock Adjustment Plan.**
10.3	Form of Tax Sharing Agreement by and between the Registrant and Liberty Interactive Corporation.**
10.4	Form of Services Agreement by and between the Registrant and Liberty Media Corporation.**
10.5	Form of Indemnification Agreement by and between the Registrant and its executive officers/directors.**
10.6	Commerce Technologies, Inc. 1999 Stock Option Plan (As Amended and Restated Effective February 13, 2002).**
10.7	Form of Commerce Technologies, Inc. 1999 Stock Option Plan Nonqualified Stock Option Agreement.**
10.8	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan.**
10.9	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (time vesting).**
10.10	Form of Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right (performance vesting).**
10.11	Executive Employment Agreement, dated effective as of June 28, 2016, by and between Commerce Technologies, Inc. and Francis Poore.**
10.12	Employment Agreement, dated February 21, 2007, by and between Commerce Technologies, Inc. and Bob Marro.**
10.13	Amended and Restated Employment Agreement, dated January 8, 2015, by and between Commerce Technologies, Inc. and Eric Best.**

Exhibit Number	Exhibit Description
10.14	Release and Separation Agreement by and between Commerce Technologies, Inc. and Bob Marro.**
10.15	Offer Letter, dated May 23, 2016, between Commerce Technologies, Inc. and Mark Greenquist.**
10.16	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan.**
10.17	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement.**
10.18	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement for Francis Poore (Relating to Conversion of Existing SARs).**
10.19	Form of CommerceHub, Inc. Legacy Stock Appreciation Rights Plan Stock Option Agreement for Francis Poore (Relating to Conversion of New SARs).**
10.20	Commerce Technologies, Inc. 2010 Stock Appreciation Rights Plan Evidence of Stock Appreciation Right for Francis Poore.**
21.1	List of Subsidiaries.**
23.1	Consent of KPMG LLP.
24.1	Power of Attorney**

**
Previously filed